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                                                                   Exhibit 10.16


                           LOAN MODIFICATION AGREEMENT

      This Loan Modification Agreement is entered into as of May 4, 2004, by and between Therma-Wave, Inc., a Delaware corporation (the "Borrower") and Silicon Valley Bank ("Bank").

1. DESCRIPTION OF EXISTING INDEBTEDNESS: Among other indebtedness which may be owing by Borrower to Bank, Borrower is indebted to Bank pursuant to, among other documents, a Loan and Security Agreement, dated June 13, 2003, as may be amended from time to time (the "Loan Agreement"). The Loan Agreement provides for, among other things, a Committed Revolving Line in the original principal amount of Fifteen Million Dollars ($15,000,000). Defined terms used but not otherwise defined herein shall have the same meanings as in the Loan Agreement.

Hereinafter, all indebtedness owing by Borrower to Bank shall be referred to as the "Indebtedness."

2. DESCRIPTION OF COLLATERAL. Repayment of the Indebtedness is secured by the Collateral as described in the Loan Agreement.

Hereinafter, the above-described security document, together with all other documents securing repayment of the Indebtedness shall be referred to as the "Security Documents". Hereinafter, the Security Documents, together with all other documents evidencing or securing the Indebtedness shall be referred to as the "Existing Loan Documents".

3.    DESCRIPTION OF CHANGE IN TERMS.

      A.    Modification(s) to Loan Agreement.

            1. Sub-section (i) of Section 6.7 entitled "Quick Ratio (Adjusted)" is amended to read as follows:

                  "(i) QUICK RATIO (ADJUSTED). As of the last day of each month, a ratio of Quick Assets to Current Liabilities minus current portions of Deferred Revenue of at least 1.25 to 1.00. For the purposes of calculation of this ratio for the last day of each month which is also the last day of a fiscal quarter, Quick Assets shall not include cash in the amount of any funded debt which constitutes Obligations on the date of calculation, and Current Liabilities shall not include liabilities in the amount of any funded debt which constitutes Obligations on the date of calculation."

            2. Sub-section (ii) of Section 6.7 entitled "Profitability" is amended to read as follows:

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                  "(ii) PROFITABILITY. Borrower will have a net profit/loss
                  (exclusive of non-cash charges related to (1) expensing, re-pricing, and variable accounting for stock options, and (2) the write-down of up to an additional $2,000,000 of intangible assets through the period ending on June 13, 2004) in an amount no more negative than: (a) <$6,000,000> for the fiscal quarter ending on June 30, 2004; (b) <$5,000,000> for the fiscal quarter ending on September 30, 2004; (c) <$3,000,000> for the fiscal quarter ending on December 31, 2004; and (d)
                  <$1,000,000> for every fiscal quarter ending on and after
                  March 31, 2005."

            3.    The definition of "Revolving Maturity Date" set forth in
Section 13.1 is amended to read as follows:

                  "'Revolving Maturity Date' is June 11, 2005."

4. CONSISTENT CHANGES. The Existing Loan Documents are hereby amended wherever necessary to reflect the changes described above.

5.    WAIVERS.

            (a) Bank hereby waives the following (collectively, the "Waived Defaults"): (i) solely with respect with the month ending August 31, 2003, the Event of Default under Section 8.2 arising out of Borrower's violation of Sections 6.7(i), (ii) solely with respect with the fiscal quarter ending September 30, 2003, the Event of Default under Section 8.2 arising out of Borrower's violation of Sections 6.7(ii), and (iii) for the period commencing on the Closing Date and ending on the date hereof, the Event of Default under Section 8.2 arising out of Borrower's violation of Sections 6.6.

            (b) The waiver in this Section 5 shall become effective only in accordance with Section 9 hereof and then only in this specific instance and for the specific purposes set forth herein. Such waiver does not allow for any other or further departure from the terms and conditions of the Loan Agreement, as amended hereby, or any of the other Existing Loan Documents, which terms and conditions shall remain in full force and effect.

6. PAYMENT OF LOAN MODIFICATION EXPENSES. Borrower shall pay Bank its reasonable out-of-pocket expenses incurred for preparation of this Loan Modification Agreement.

7. NO DEFENSES OF BORROWER. Borrower agrees that, as of the date hereof, it has no defenses against the obligations to pay any amounts under the Indebtedness.

8. CONTINUING VALIDITY. Borrower understands and agrees that in modifying the existing Indebtedness, Bank is relying upon Borrower's representations, warranties, and agreements, as set forth in the Existing Loan Documents. Except as expressly modified pursuant to this Loan Modification Agreement, the terms of the Existing Loan Documents remain unchanged and in full force and effect. Bank's agreement to modifications to the existing Indebtedness pursuant to this Loan Modification Agreement in no way shall obligate Bank to


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make any future modifications to the Indebtedness. Nothing in this Loan
Modification Agreement shall constitute a satisfaction of the Indebtedness. It is the intention of Bank and Borrower to retain as liable parties all makers and endorsers of Existing Loan Documents, unless the party is expressly released by Bank in writing. No maker, endorser, or guarantor will be released by virtue of this Loan Modification Agreement. The terms of this paragraph apply not only to this Loan Modification Agreement, but also to all subsequent loan modification agreements.

9. CONDITIONS. The effectiveness of this Loan Modification Agreement is conditioned upon receipt by Bank of a fully executed copy of this Loan Modification Agreement, together with payment of its out-of-pocket expenses incurred for preparation of this Loan Modification Agreement.

This Loan Modification Agreement is executed as of the date first written above.

BORROWER:                                BANK:

THERMA-WAVE, INC.                        SILICON VALLEY BANK

By:   /s/ L. Ray Christie                By:   /s/ Kevin Walsh
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Name: L. Ray Christie                    Name: Kevin Walsh
     ----------------                         ------------

Title: V.P. CFO & Secretary              Title: Vice President
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